Exhibit 10.1

MELLON FINANCIAL CORPORATION

COMPENSATION SCHEDULE FOR DIRECTORS

Monthly Retainer	Per Meeting Fee*	Committee	Chair Annual Retainer
$3,750	$1,500	Audit	$12,500
		Community Responsibility	$10,000
		Corporate Governance and Nominating	$10,000
		Human Resources	$12,500
		Risk	$10,000
		Technology	$10,000

•	Directors who do not receive a salary from the Corporation or any subsidiary are compensated according to the above schedule.

•	Compensation is paid by check by the end of each month, whether or not the Board or a committee meets during that month.

•	A Director may elect to defer receipt of compensation until after termination of service, in accordance with the Mellon Financial Corporation Elective Deferred Compensation Plan for Directors and Members of the Advisory Board.

*	The Meeting Fee will also be paid for each day’s attendance at continuing education programs as set forth in Section I. F [of the Corporation’s Board Policies].

Effective January 1, 2003, an Orientation Fee of $500 (plus reimbursement of related expenses) is payable for attendance at a formal meeting with one or more officers of the Corporation or any of its subsidiaries, which meeting has been scheduled by an officer of the Corporation in response to a Director request, to (i) any Director during the Director’s first term as a Director for the purpose of enhancing the Director’s knowledge of the Corporation, its business, operations or finances and (ii) any Director regardless of length of service who is assuming or has assumed new responsibilities as a Director for the purpose of enhancing the Director’s ability to perform those new responsibilities.

As adopted April 19, 2005